As filed with the Securities and Exchange Commission on March 1, 2019.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CROWN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	770 Township Line Road Yardley, Pennsylvania 19067	75-3099507
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

CROWN CORK & SEAL COMPANY, INC.

RETIREMENT THRIFT PLAN

(Full Title of the Plan)

William T. Gallagher, Esquire

Senior Vice President and General Counsel

Crown Holdings, Inc.

770 Township Line Road

Yardley, Pennsylvania 19067

(Name and address of agent for service)

(215) 698-5100

(Telephone number, including area code, of agent for service)

With a Copy to:

William G. Lawlor, Esquire

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

(215) 994-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock par value $5.00 per share Interests in the Plan (2)	1,000,000 shares	$54.29	$54,290,000	$6,579.95

(1)

Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of $54.29 per share, the average high and low prices of Common Stock, par value $5.00 per share (“Common Stock”), of Crown Holdings, Inc. as reported on the New York Stock Exchange on February 28, 2019.

(2)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan described herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This registration statement is filed with the Securities and Exchange Commission for the purpose of registering additional shares of Common Stock of the registrant in connection with the Crown Cork & Seal Company, Inc. Retirement Thrift Plan (the “Plan”). A registration statement on Form S-8, file number 333-140992, was filed on March 1, 2007, in respect of shares of Common Stock to be offered pursuant to the Plan and is currently effective, a registration statement on Form S-8, file number 333-140991, was filed on March 1, 2007, in respect of shares of Common Stock to be offered pursuant to the Crown Cork & Seal Company, Inc. 401(k) Retirement Savings Plan, a registration statement on Form S-8, file number 333-166764, was filed on May 12, 2010, in respect of shares of Common Stock to be offered pursuant to the Crown Holdings, Inc. Stock Purchase Plan, and a registration statement on Form S-8, file number 333-188568, was filed on May 13, 2013 for the purpose of deregistering shares of Common Stock previously offered pursuant to a registration statement on Form S-8, file number 333-134005, that was filed on May 11, 2006, and registering shares of Common Stock to be offered pursuant to the Crown Holdings, Inc. 2013 Stock-Based Incentive Compensation Plan (the “Prior Registration Statements”). The contents of the Prior Registration Statements, to the extent not otherwise amended or superseded by the contents hereof, are incorporated herein by reference.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this registration statement:

Exhibit Number	Description

23.1	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (included on the signature pages).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Yardley, Commonwealth of Pennsylvania, on this 1st day of March, 2019.

CROWN HOLDINGS, INC.

By:	/s/ William T. Gallagher
William T. Gallagher
Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy J. Donahue, Thomas A. Kelly and William T. Gallagher, each and individually, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ John W. Conway John W. Conway	Chairman of the Board	March 1, 2019

/s/ Timothy J. Donahue Timothy J. Donahue	Director, President and Chief Executive Officer (Principal Executive Officer)	March 1, 2019

Arnold W. Donald	Director

Signature	Title	Date

/s/ Andrea J. Funk Andrea J. Funk	Director	March 1, 2019

/s/ Rose Lee Rose Lee	Director	March 1, 2019

/s/ William G. Little William G. Little	Director	March 1, 2019

/s/ Hans J. Löliger Hans J. Löliger	Director	March 1, 2019

James H. Miller	Director

/s/ Josef M. Müller Josef M. Müller	Director	March 1, 2019

/s/ Caesar F. Sweitzer Caesar F. Sweitzer	Director	March 1, 2019

/s/ Jim L. Turner Jim L. Turner	Director	March 1, 2019

/s/ William S. Urkiel William S. Urkiel	Director	March 1, 2019